UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 26, 2011

CITADEL EXPLORATION, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-164850	27-1550482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Bryant Circle, Unit D, Ojai, California	93023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 218-9785

Copies of Communications to:
Stoecklein Law Group
Emerald Plaza
402 West Broadway, Suite 690
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-0556

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

Citadel intends to deliver a presentation to investors. Citadel’s presentation addresses its present and future business prospects. A copy of the presentation is attached hereto as Exhibit 99.2.

The presentation contains forward-looking statements. These forward-looking statements are based on certain assumptions and are subject to significant risks and uncertainties. These forward-looking statements are based on management’s expectations as of November 10, 2011. Citadel does not undertake any responsibility for the adequacy, accuracy or completeness or to update any of these statements in the future. Actual future performance and results could differ from that contained in or suggested by the forward-looking statements.

The information furnished under this Item 7.01, including the exhibits, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Section 8 – Other Events

Item 8.01 Other Events.

In September 2011, Citadel entered into a non-binding letter agreement with Nahabedian Exploration Group LLC (NEG), wherein Citadel agreed to retain NEG as geologic consultants for activities planned in the next 18 to 36 months.  In addition, pursuant to the letter and subject to provisions of adequate funding of Citadel, NEG proposed that Citadel shall pay NEG the retainer of $10,000 per month for a primary term of 18 months. During the primary term, Citadel will have a first right to review and participate in oil and gas drilling prospects which are developed by the NEG staff. Both NEG and Citadel have agreed in principal that Citadel will have the right to participate with NEG by paying 1/3 of the costs of an initial well to earn 25% of the interest. Citadel may elect to increase its interest in a test well under the same terms (1/3 FOR 1/4) for up to 50% of the interest in the well and prospect area. NEG will also earn a 1% royalty on every prospect generated. A modified version of a California 610 operating agreement is being drafted by NEG to reflect that agreement. At the end of the primary term, Citadel shall have a one-time option to extend the primary term by paying NEG a renewal bonus of $500,000, at which point the consulting agreement will be extended for an additional 18 months under the same general terms and conditions.

Citadel has not entered into a definitive consulting agreement with NEG.

In September 2011, Citadel agreed to participate with NEG and Sojitz Energy Ventures (Sojitz) in the development and extension of Landslide Oilfield, subject to the consent of the fee mineral interest owner, permit availability, and adequate financing. Subject to adequate Citadel funding, Citadel will pay 90% of the proposed test well costs, through abandonment if dry and through temporary tanks if completed as a producer, in order to earn a 60% interest in the test well, its spacing unit, and the balance of the leased lands, to a depth equivalent of 100 feet below the deepest producing perforation open in the test well, in the event the well is successfully completed as an oil/gas well.

In September 2011, Citadel agreed to participate with Blackhawk Exploration LLC (Blackhawk) and Sojitz in the South San Joaquin Valley. Sojitz and Blackhawk have collectively leased over 52,000 acres in the area under the guidance of NEG. Subject to adequate financing and on a prospect by prospect basis Citadel will be able to farm-in on that lease block under favorable terms. Sojitz, Blackhawk and Citadel have agreed in principal that Citadel will have the right to participate on the block by paying 1/3 of the costs of an initial well to earn 25% of the interest. Citadel may elect to increase its interest in a test well under the same terms (1/3 FOR 1/4) for up to 50% of the interest in the well in prospect area. A modified version of a California 610 operating agreement is being drafted by Blackhawk and Sojitz to reflect that agreement. Citadel has already identified more than 15 prospects on the lease block for drilling. Armen Nahabedian, president and CEO of Citadel, is a significant owner of Blackhawk. Blackhawk will pay 10% of the well costs to earn 10% of the interest in these wells and will not be carried by Citadel.

In September 2011, Citadel agreed to participate with Blackhawk and Sojitz in the redevelopment of Pastoria Creek Oilfield. Subject to the consolidation of interest on the 160 acre lease (Pastoria Creek A block) and adequate financing, Citadel will participate in a vertical well and horizontal development well in the near term. Citadel will also participate in a vertical test well on the adjacent, recently acquired 600 acre block (Pastria Creek B block).

Citadel has not entered into definitive agreements with NEG, Blackhawk or Sojitz.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Incorporated by reference
Exhibit Number	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
99.2	Presentation – Dated November 10, 2011	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL EXPLORATION, INC.

By: /S/ Armen Nahabedian
Armen Nahabedian, Chief Executive Officer

Date: November 14, 2011